Exhibit 99.1

Contact:

Angie Langer

alanger@sajan.com

715-426-9505

Sajan and MathStar Complete Merger

HILLSBORO, Ore. and RIVER FALLS, Wis., February 23, 2010 — MathStar, Inc. (MATH.PK) (“MathStar”) and Sajan, Inc. (“Sajan”), a Minnesota corporation and a provider of language translation services and technology, today announced the completion of the merger of Sajan with Garuda Acquisition, LLC (the “Sub”), a Delaware limited liability company and wholly-owned subsidiary of MathStar.

MathStar and Sajan completed the merger transaction, through which Sajan merged with and into the Sub. The Sub survived the merger as a wholly-owned subsidiary of MathStar and has changed its name to Sajan, LLC. MathStar will continue the business of Sajan and operate as a provider of language translation technology and service under the Sajan name.

“We are pleased and excited that the merger transaction has been completed,” explained Shannon Zimmerman, Chairman and Chief Executive Officer of Sajan, who became MathStar’s President, Chief Executive Officer, interim Chief Financial Officer and Chairman upon completion of the merger. “As we have previously stated, this merger provides Sajan with the capital needed for the global expansion of our business — providing global language services and cloud-based translation management software.

“This transaction is a significant milestone for Sajan, and we believe that it is also an important milestone for the market at large,” said Zimmerman. “The localization industry is in the midst of a much needed change — the nexus of new market dynamics, unprecedented technological innovation and a new breed of service providers that understand what it means to do business in the 21st century.”

As required by the rules of the Securities and Exchange Commission (“SEC”), MathStar will file a Current Report on Form 8-K with the SEC describing the merger and Sajan’s business and containing the other information required.

About MathStar

Through MathStar, Sajan® operates as a leading provider of global language services and cloud-based translation management software. We deliver people, process and technology to help enterprises mature their localization programs and global content lifecycle. At the center of Sajan’s offerings is an advanced translation management system, GCMS™, used by over 650 clients to date. Our spectrum of delivery models and nimble, entrepreneurial culture enables Sajan to be a partner for any size and shape of localization initiative, across any discipline and industry. Website: http://www.sajan.com

Statements in this press release, other than historical information, may be “forward-looking” in nature and are subject to various risks, uncertainties and assumptions.  These statements are based on management’s current expectations, estimates and projections about MathStar and its subsidiaries and include, but are not limited to, risks referenced from time to time in MathStar’s filings with the Securities and Exchange Commission, including those set forth in the section of MathStar’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission on March 31, 2009 under the heading “Item 1A. Risk Factors” and in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009. Except as may be required by law, MathStar undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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